Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205882

Supplement No. 1 to Prospectus Supplement Dated September 1, 2015

Dated: October 1, 2016

STATE OF ISRAEL

FLOATING RATE LIBOR BONDS (FOURTEENTH SERIES)
FLOATING RATE LIBOR BONDS (FIFTEENTH SERIES)

    Bonds with an Issue Date on or after October 15, 2016 will be designated the “Fifteenth Series.” Effective as of October 1, 2016 for bonds with an Issue Date on or after October 15, 2016, the section headed “Interest Rate and Interest Determination Dates” in the Prospectus Supplement dated September 1, 2015 is restated in its entirety to read as follows:

Interest Rate and Interest Determination Dates.  The initial interest rate is equal to the six (6) month London Inter-Bank Offer Rate (“LIBOR”) in effect three (3) Rate-Setting Days prior to the first day of the sales period of such bond, as appears on Bloomberg or such other recognized quotation system as may be designated by Israel from time to time, rounded upwards to the next one-sixteenth (1/16) of one percent, if the quoted interest rate is not equivalent to one-sixteenth (1/16) of one percent (the “Applicable LIBOR Rate”), plus or minus a fixed number of basis points (the “spread”). The spread of each bond shall remain fixed until maturity and will be stated on the book-entry statement or bond certificate. After the initial interest period, the interest rate will be adjusted semi-annually in accordance with the Applicable LIBOR Rate in effect on the applicable interest determination date, which is three (3) Rate-Setting Days prior to June 1 and December 1 of each year. In no event will the interest rate payable on the bonds be less than 0% per year. “Rate-Setting Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, London or Toronto.

The spread and the initial interest rate applicable to each bond will be determined by the State of Israel and included in a Free Writing Prospectus which will be filed with the SEC not less than one (1) Business Day prior to the first day of the sales period of such bond. If such date is a legal holiday in Israel, the Free Writing Prospectus may be filed with the SEC one (1) Business Day earlier. For example, the initial interest rate on a 5-Year Floating Rate LIBOR Bond issued on Monday, June 1, 2015 will be announced one (1) Business Day prior to May 15, 2015, i.e., on Thursday, May 14, 2015 (or, if such date were a legal holiday in Israel, on Wednesday, May 13, 2015).